Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, Chief Executive Officer, and President
October 26, 2011

Thank you Gail, and good morning everyone.

Our businesses are continuing to experience a variety of scenarios. I am pleased with their accomplishments.
Demand for railcars in North America remained consistent during the 3rd quarter. Orders for railcars in our Rail Group once again exceeded deliveries, resulting in backlog growth for the 7th consecutive quarter. Our railcar manufacturing businesses are beginning to achieve operating leverage as they continue to ramp up production. We expect their performance to improve during the 4th quarter.

Our railcar leasing business is obtaining better lease rates and extending lease terms, while responding to favorable opportunities to sell railcars from the lease fleet into the secondary market.

Our Barge Group is also experiencing consistent demand. The order backlog for this group increased 14% during the 3rd quarter. Our barge facility in Missouri that was damaged by severe flooding in May has fully recovered. I am very pleased by the way our personnel responded to the many challenges associated with the flood.

Our construction products businesses are performing well in a challenging market environment. Demand for concrete and aggregates in the markets our businesses serve have been affected by the overall slowdown in the construction industry. Demand for highway products in the U.S. is heavily influenced by federal highway funding. The outlook for this market remains uncertain as our political leaders continue to work through federal highway funding legislation. The international demand for our highway products has been improving. Our construction products businesses are prepared to respond as demand shifts.

Our Energy Equipment Group reported a loss during the 3rd quarter. The loss was primarily due to issues that our wind tower business experienced as it transitioned from producing 80 meter wind towers to manufacturing 100 meter wind towers. The taller towers are substantially heavier and more complex to manufacture than the previous models. Our wind tower manufacturing specialists are in the latter stages of resolving manufacturing transition issues associated with the new wind towers. We expect the performance of our wind towers business to begin to show improvement during the 4th quarter. It is very difficult to precisely predict the details pertaining to improvements when we have manufacturing facilities transitioning through complicated new product changeovers.

Our wind tower order backlog was approximately $930 million at the end of the 3rd quarter. The backlog for our wind towers business is comprised primarily of contracts without provisions for customers to substitute these larger wind towers. Executives in our wind towers business are planning to visit with customers about developing acceptable contract terms for substituting new tower designs. From a long term perspective we believe our short term investment to enhance our manufacturing flexibility in wind towers will improve our market leadership positioning. We want our wind towers business to remain flexible enough to shift when our customers’ needs change.

From an overall company point of view, I am pleased with our accomplishments. As we begin our budgeting process for 2012, we have a positive outlook in most of our businesses. Our overall performance and strength of our market leadership positions reflect the talents and hard work of our employees and our commitment to operational excellence. We are fortunate to have a highly-seasoned group of employees who are extremely capable.

I will now turn it over to Steve Menzies for his comments.